UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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eBay Inc.

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On April 18, 2016, eBay Inc. will provide the following information to certain of its investors.

Additional 2016 Proxy Materials April 2016

$3.6B GMV1 $0.7B Rev 162M Global Active Buyers $78B GMV1 59% International GMV1 … >190 Markets Served 43% of GMB2 Closed on Mobile $7.2B Rev $0.7B Rev 1 Gross merchandise volume 2 Gross merchandise bought Note: GMV & Revenue represent Full Year 2015 results; Active Buyers, % International GMV and % GMB Closed on Mobile as of Q4 2015 Our Platforms

Best Choice Most Relevance 2016 Focus Strong, Stable & Secure Commerce Platform Engaging Product & Brand Experiences Vibrant Marketplace Powerful Selling Platform Brand Positioning Mobile Our Strategic Priorities

Separation created sharper strategic focus and better positioned each business to capitalize on growth opportunities as independent companies to succeed in the increasingly competitive landscape Sept. 2014 Announcement eBay Inc. announces plan to spin-off PayPal (acquired in 2002) Separation process led by CEO John Donahoe and CFO Bob Swan with extensive independent director oversight and involvement Sept. 2014 to July 2015 Leadership Transition New leadership team for independent eBay announced, all NEOs new to roles eBay Inc. names new Board of Directors for the two companies July 2015 Spin-Off Completed eBay and PayPal split into two independent publicly traded companies Devin Wenig assumes CEO role, John Donahoe retires Thomas Tierney appointed non-executive board Chairman eBay / PayPal Spin-off: Successful Business and Leadership Transformation Today Two leading independent technology franchises eBay: $8.6BN1 in revenues, $29BN2 market cap, ~11,600 employees PayPal: $9.2BN1 in revenues, $47BN2 market cap, ~16,800 employees Combined returns for shareholders3 24.0% since announcement 14.1% since separation 1 FY 2015 Financial Releases 2 As of 4/15/2016 3 Capital IQ as of 4/15/2016

Compensation Program Aligned with Business Goals and Culture 1. Align compensation with our business objectives, performance and stockholder feedback 2. Motivate named executive officers (“NEOs”) to enhance long-term stockholder value 3. Position us competitively among the companies against which we recruit and compete for talent 4. Enable us to attract, retain, and reward NEOs and other key employees who contribute to our long-term success Pay practices align with and support… Emphasize pay-for-performance alignment Majority of total compensation is performance-based Multiple performance measures, caps on incentive payments, and overlapping two-year performance periods for PBRSU awards Meaningful stock ownership requirements for executive officers Maintain a clawback policy Retain an independent compensation consultant Prohibit hedging and pledging by executive officers and directors Limited perquisites to executive officers …the goals of our executive pay program 2016 Compensation Changes Further Drive Alignment CEO Compensation is Heavily Performance- and Equity-Based Prior (2015) Today (2016) Performance-based restricted stock 50% of NEO long-term incentives 60% of NEO long-term incentives Use of options Minor component of NEO compensation Options eliminated Peer group Based on combined business and scale of pre-spin eBay Modified to reflect business and scale of post-spin eBay Note: 2015 reported compensation breakdown for Mr. Wenig as disclosed in 2016 proxy statement 2015 CEO compensation 67% performance-based and composed of 75% equity Our compensation program is heavily performance- and equity-based and aligns management with stockholders

Compensation Philosophy and Program Aligned with Business Goals, Culture and Stockholder Interests Our Compensation Committee and Board have carefully used equity as a valuable tool to: Help attract and retain our employees Closely align award recipients’ interests with our stockholders Motivate them to increase stockholder value by contributing to the long-term growth and success of our Company Equity compensation is critical to future execution of eBay’s financial, strategic and other priorities as it is: An integral component of compensation in the technology industry for wide cross-sections of the employee population Essential in attracting top talent in a dynamic marketplace with an active and mobile talent pool Critical in retaining employees who provide the greatest value creation and prospects for long-term success

Board Has Demonstrated Responsible Management of Equity Awards and Share Usage

Broad-based: Our equity plans are used to drive incentives across our employee population; we make equity grants to ~60% of our employees as part of our LTI compensation structure, with grants to our CEO and NEOs representing a lower percentage of total grants than peers[1]

Dilution management: We actively manage dilution by conducting regular stock repurchases to programmatically offset the impact of dilution from our equity compensation programs; we repurchased $1.15BN shares in 2H15

Dilution and Burn-Rate are In-Line with Peers, but eBay Uses Equity to Drive Incentives for the Broad Employee Base, Not Just Executives[2]

	Dilution (Full)	3-Year Avg. Adj. Burn Rate	Grants to CEO (2015)	Grants to NEOs (2015)
eBay	17.8%	4.2%	1.1%	3.1%
Peers	16.7%	4.7%	14.0%	26.7%

Our Compensation Committee and Board are committed to disciplined utilization of equity awards and share usage under the broad-based equity plans incentivizing employees throughout all levels of the Company ebay

[1] 4-digit GICS (Software & Services) peers
[2] From the 2016 ISS research report. Figures shown for eBay and peers computed based on ISS methodology, and shown here to provide comparison between eBay and peers. eBay computes dilution (see next slide) and burn rate (see Proxy page 29) in a different manner

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Plan Summary and Key Features Increasing the number of shares available for future issuance under the 2008 Plan by an additional 50,000,000 shares This share request is to fund our equity compensation programs for an additional two years Include a limit on the annual value of awards granted to non-employee directors; and a requirement that stockholder approval must be obtained in order to change this limit Modifying the minimum vesting provision under the 2008 Plan, such that the number of shares subject to full value awards that vest earlier than one year after the date of grant will not exceed 5% of the aggregate number of shares available under the 2008 Plan Extending the term of the 2008 Plan to the tenth anniversary of stockholder approval of the amendment and restatement of the 2008 Plan Stockholders are being asked to approve an amendment to our 2008 Equity Incentive Award Plan with the purpose of: Effect of 2016 Option Elimination on Dilution Plan Shares Dilution (Basic) Dilution (Full) 2016 request assuming maximum dilution 89,493,467 7.8% 6.4% 2016 request assuming all Full Value awards 50,000,000 4.4% 3.9% Total Dilution (Full Value Shares Granted Going Forward + Granted Unexercised/Unvested shares) 156,808,340 13.7% 12.1% Oversight by 100% Independent Compensation Committee Limitation on Reuse of Shares No Repricing or Granting of Discounted Stock Options or SARs No “Evergreen” Provision Clawback Deductibility of Awards Limitation on Awards to Any One Individual Plan features designed to serve stockholders’ interests and facilitate effective corporate governance Elimination of stock options in 2016 decreases dilution rate The Equity Plan is a critical component of our broad-based compensation program and is structured to drive stockholder returns and minimize dilution – the Board recommends that stockholders vote FOR proposal #3

Recent Investor Questions on our Equity Plan Does the Plan allow for discretion to accelerate vesting? The Plan does provide for discretion of the independent Compensation Committee to accelerate vesting This is intended to provide flexibility where the exercise of discretion is determined to be in the best interest of stockholders to motivate and retain key talent in the event of extraordinary future situations In the past five years, the Committee has exercised discretion for limited acceleration for three terminating executives, plus the acceleration of equity for the departing five leaders following their departure from eBay at the time of the Spin-off of PayPal (as disclosed). Does the Plan allow for the granting of stock options? The Plan does provide for the granting of stock options, to preserve future flexibility However, as of 2016, we have made the determination to cease granting stock options What is the impact of the fungible share reserve on the Plan? The fungible share reserve within the Plan is associated with stock options, which have been eliminated in our current compensation program The fungible share reserve within the Plan counts awards against the available plan reserve based on ratios tied to the expected value of the award, with full value awards counting as one share for each share subject to the award, and options and stock appreciation rights counting as 0.5587 shares. Based on the elimination of stock options as part of our regular course program, we expect that the maximum number of shares to be granted will be equal to the number of shares we have requested

Strong, Independent Board and Commitment to Corporate Governance Best Practices Strong Board independence (9 of 11 director nominees are independent) P Annually elected board P Majority vote standard for uncontested director elections P Separate Chair and CEO roles P Simple majority vote standard for bylaw/charter amendments and transactions P Independent Chair with robust responsibilities P Clawback policy P Stock ownership requirements for our executive officers and directors P Stockholder right to call a special meeting P Stockholder proxy access (adopted March 2016) P Strong stockholder engagement practices P Anti-hedging and anti-pledging policies P 4 independent directors added to the Board in 2015 9 of 11 director nominees are independent

We remain committed to our ongoing efforts to promote gender diversity in the workplace – the proposal would not meaningfully enhance our existing commitment to an inclusive culture or workplace diversity eBay complies with the EEOC reporting requirements and in 2016 began an additional detailed review of gender pay equity We are committed to addressing any gender pay equity issue, if one exists (“If we determine we have an issue, we will fix it.” Devin Wenig, eBay President & CEO, April 8, 2016) However, the Board believes that eBay should retain the flexibility to identify and address any issue in a manner and on a time frame that is best for our stockholders and employees Ongoing gender equality initiatives Stockholder Proposal on Gender Pay Equity: Diversity Remains a Long-Standing Focus of eBay In 2010, eBay launched its Women’s Initiative Network (WIN) to attract and engage women to build lasting, successful careers at eBay Through WIN, we have more than doubled women in leadership roles and increased the share of leadership positions held by women Pioneer Partner of the Anita Borg Institute and Diamond Sponsor of the 2016 Grace Hopper Conference Leverage research insights from the Clayman Institute for Gender Research at Stanford University, as well as from leading academics Beginning in 2014, we publish our global gender diversity and U.S. ethnic diversity workforce data annually Women represent 43% of our global workforce and 29% of global leaders Females comprise >30% of our President and CEO’s direct reports and our board includes two women, Bonnie Hammer and Kathleen Mitic eBay is committed to gender diversity – it is premature to support the stockholder proposal at this time eBay has a long-standing commitment to diversity and is in the process of evaluating gender pay equity – the Board recommends that stockholders vote AGAINST proposal #5